EXHIBIT 5
                                                                       ---------


                        [TROUTMAN SANDERS LLP LETTERHEAD]






                                 April 5, 2005



IPORUSSIA, INC.
12 Tompkins Avenue
Jericho, New York 11753

                  Re:      IPORUSSIA, INC.

Dear Sir or Madam:

          We have acted as counsel to IPORUSSIA, INC. (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the offering of up to 3,000,000 shares of common stock, par value $.0001 per share (the "Common Stock"), to employees and directors of, and consultants to, the Company or any parent or subsidiary of the Company upon the exercise of options which may, from time to time, be granted by the Company under the Company's 2002 Stock Option Plan (the "Plan"), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Plan.

          In rendering the opinions expressed below, we have examined the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, and minutes of the corporate proceedings of the Company relating to the Plan. In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials as we have deemed relevant to the rendering of this opinion. We have not examined the form of option contract that the company proposes to use in respect of options to be granted under the Plan. In all of our examinations, we have assumed the accuracy of all information furnished to us, the genuineness of all documents, the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

          Where reference is made in this opinion to matters within our knowledge, or to facts and circumstances known to us, such reference means the actual knowledge of those attorneys within the firm who have given substantive attention to the foregoing agreements and instruments, without, however, independent investigation of any matter except as otherwise expressly noted therein.


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          Our  opinion is limited to the date  hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

          We are, in this opinion, opining only on the Delaware General Corporation Law (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws).

          Based upon and subject to the foregoing, we are of the opinion that the shares of the Company's Common Stock to be issued pursuant to the exercise of options granted under the Plan will be, when issued pursuant to the provisions of the Plan, legally issued, fully paid and non-assessable.

          We consent to the filing of a copy of this opinion as an exhibit to the Company's Registration Statement with respect to the Plan.

                                    Very truly yours,



                                    TROUTMAN SANDERS LLP